Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS ANNOUNCES BOARD APPOINTMENTS

Buffalo, NY – July 10, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced the appointment of Mses. Anna Evdokimova, Natalia Khudyk, Yulia Lebedina, Tatiana Levina, Natalia Saraeva, and Mssrs. Konstantin Gorshkov and Ivan Persiyanov to the Company’s Board of Directors. These directors were appointed in connection with a private sale of securities to David Davidovich in July 2015. As a result of the July 2015 sale, Mr. Davidovich is a holder of approximately 61% of CBLI’s outstanding shares of common stock.

Ms. Evdokimova has served as Venture Capital Investment Director of Millhouse LLC, an asset management company, since May 2015 and served as the Deputy Head of Corporate Finance from 2006 to May 2015. She also currently serves on the board of directors of JSC Registrator “R.O.S.T.”, "Russia Forest Product", "MKM-Logistics", and "Anyclip Ltd". From 2002 to 2004, Ms. Evdokimova worked as the Head of Corporate Finance of major Russian oil and gas company Slavneft. In 1998 Ms. Evdokimova joined Russian listed oil major Sibneft and served as Head of Export Finance through 2002. Ms. Evdokimova holds a Bachelor’s degree from Moscow State Linguistic University and a Master’s of Business Administration in Finance from Fordham University.

Mr. Gorshkov has served as Senior Manager of the Investment Projects Support Division at Millhouse LLC, an asset management company, since 2008. Prior to joining Millhouse, he was a lawyer with Global Wealth Management Center Limited from 2006 to 2008. From 2003 to 2006, Mr. Gorshkov served as legal counsel at Vedenie Specialnix Proektov LLC, SNS-Holding CJSC, and then Microtech Solution LLC. Mr. Gorshkov holds a law degree from Moscow State University.

Ms. Khudyk has served as the Head of Planning, Finance and Accounts at Millhouse LLC, an asset management company, since 2006. From 2002 to 2006, Ms. Khudyk worked at Millhouse Capital UK Ltd. as the UK Head of Finance and Accounts. Prior to joining Millhouse, she was Chief Executive Officer at ZAO “Pragma-Lux”. From 1999 to 2001, Ms. Khudyk was the Head of the Moscow office of Runicom Ltd. and from 1997 to 1999 she was Chief Executive Officer and Chief Financial Officer of the Moscow office of Runicom S.A. From 1994 to 1997, Ms. Khudyk worked as an accountant at the Moscow office of Glencore International AG and from 1992 to 1994 she held the position of Economist at Commercial Bank “Roscombank”. Ms. Khudyk holds a degree in economics, finance, and banking from the Financial Academy under The Government of the Russian Federation.

Ms. Lebedina has served as the Head of the Corporate Department at Millhouse, LLC, an asset management company, since 2008 and served as the Head of Legal project support from 2006 to 2008, where she provided corporate governance and legal support for several key transactions. Ms. Lebedina also currently serves on the board of directors of JSC Registrator “R.O.S.T.”, Zoltav Resources Inc. (LON:ZOL), and AO “Seaport Pevek”. Prior to joining Millhouse, she was Senior Corporate Counsel at major Russian oil company Sibneft. From 1999 to 2005, Ms. Lebedina held several positions as legal counsel at KPM Consulting, Stolitza, and КPM Consulting Limited, where she provided legal counsel to Russian corporations. Ms. Lebedina holds both Bachelor’s and Master’s degrees in Law from the Peoples' Friendship University of Russia.

Ms. Levina has served as the Head of Financial Analysis and Reporting of Millhouse LLC, an asset management company, since 2008, where she supported several key transactions. From 2001 to 2006, she was an accountant specializing in International Financial Reporting Standards at TNK-BP Management OJSC. Ms. Levina holds a Master’s degree in economics from Plekhanov Russian Economic University in Moscow and an accounting degree from the Business College of Ben-Gurion University of the Negev in Israel.

Mr. Persiyanov has served as Investment Director of Millhouse LLC, an asset management company, since 2014. Mr. Persiyanov also currently serves on the board of directors of Propell Technologies Group Inc. (OTCBB:PROP), and Georezonans, LLC. From 2008 to 2014, Mr. Persiyanov was Investment Director at Rusnano, a multi-billion dollar investment fund, where he originated and led the execution of several key investments. Prior to this, he was a consultant with Ernst & Young and held management and risk analysis positions with GE Money Bank and Citibank. From 2013-2014, Mr. Persiyanov served on the board of directors of Optogan CJSC, Beneq OY, and LED-Microsensor NT LLC. He holds a mathematics degree from Moscow State University and a Master’s degree in finance from the New Economic School.

Ms. Saraeva has served as Senior Specialist of planning in the Finance and Reporting department of Millhouse LLC, an asset management company, since 2013. From 2007 to 2013, she was an auditor and then senior auditor with KPMG LLC in Russia. Ms. Saraeva holds a degree in economics with a specialization in accounting, analysis and audit from the Volga State Academy of Water Transportation.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with OJSC Rusnano, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

Contacts:

Cleveland BioLabs, Inc.

Rachel Levine, Vice President, Investor Relations

T: 917-375-2935

E: rlevine@cbiolabs.com